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Exhibit 99.1

Leslie A. Murphy Elected to Kelly Services Board of Directors

- Company adds director and increases board of directors to eight -

TROY, Mich. (February 12, 2008)—Kelly Services, Inc. today announced the election of Leslie A. Murphy, CPA to the company’s board of directors. Ms. Murphy is president and chief executive officer of Murphy Consulting, Inc., a firm that provides corporate governance, workforce development, and retention services to corporations, professional firms, and non-profit entities. Murphy was group managing partner for client services and a member of the senior leadership team at Plante & Moran, PLLP prior to founding Murphy Consulting.

Murphy serves as vice chair of the United Way of Southeastern Michigan board of directors, executive vice chairmen of the Detroit Regional Chamber board of directors, and vice chair of the St. John Health System board of directors. Murphy is also a nationally featured speaker on topics including the CPA profession, corporate governance, and regulatory issues.

Murphy earned a Bachelor of Business Administration in Accounting from the University of Michigan. In 2007, she was named “Woman CPA of the Year” by the American Woman’s Society of CPAs. Murphy also received national recognition in Business Finance’s “2006 Influencers: 60 Authoritative Voices.” In 2005, she was named among the “Top 100 Most Influential Practitioners” by CPA Magazine, and the “Top 100 Most Influential People” by Accounting Today.

“Ms. Murphy brings a wealth of accounting, corporate governance, and regulatory experience to our board,” said Terence E. Adderley, chairman of Kelly Services. “We are delighted to welcome Leslie to our board of directors and look forward to her valuable contributions.”

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a world leader in human resources solutions headquartered in Troy, Michigan, offering temporary staffing services, outsourcing, vendor on-site and full-time placement. Kelly operates in 37 countries and territories. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, creative services, light industrial, education, and health care. Revenue in 2007 was $5.7 billion. Visit www.kellyservices.com.

MEDIA CONTACT:

Renée T. Walker

(248) 244-4305

renee_walker@kellyservices.com